Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Raining Data Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-75202, 333-50996, 333-33672, 333-64027, 333-38449, 33-81008, 33-65538, 33-46166 and 33-32677) on Form S-8 of Raining Data Corporation of our report dated July 20, 2006, with respect to the consolidated balance sheets of Raining Data Corporation as of March 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and stockholders’ equity and comprehensive loss for each of the years in the three-year period ended March 31, 2006, which report appears in the March 31, 2006, annual report on Form 10-KSB of Raining Data Corporation.

Our report dated July 20, 2006, contains an explanatory paragraph that states the Company has restated its 2005 and 2004 consolidated financial statements.

/s/ KPMG LLP
Costa Mesa, California
July 20, 2006